Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Fiscal 2005 Net Income Increases 29 Percent

• Annual Sales Exceed $2 billion

• Company Provides Fiscal 2006 Outlook

New York, New York, March 10, 2006 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its financial results for the fourth quarter and fiscal year 2005.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “The fourth quarter capped off a year of positive change for our Company. We saw dramatic improvement in sales, gross margin and earnings in the second half of the year, while operating profit as a percentage of sales increased significantly, from 3.8 percent in the first half to 8.6 percent in the second half. As we enter fiscal 2006, we look forward to building on this momentum as we take further steps to build our brands and enhance productivity.”

Fourth Quarter Results

Net income for the fourth quarter ended January 28, 2006 was $27.4 million, or $0.38 per share on a diluted basis (on an average of 72.8 million shares outstanding), compared to net loss of $12.5 million, or $0.18 per share on a diluted basis (on an average of 70.7 million shares outstanding) for the fourth quarter ended January 29, 2005.

The Company’s results for the fourth quarters of fiscal 2005 and fiscal 2004 include a number of items outlined below that impact their comparability. A discussion of these items follows under the heading “Certain Non-GAAP Financial Information.” Excluding those items, net income for the fourth quarter of fiscal 2005 would have been $31.3 million, or $0.43 per share on a diluted basis, compared to a net loss for the fourth quarter of fiscal 2004 of $5.1 million, or $0.07 per share on a diluted basis. The mean estimate for the fourth quarter of fiscal 2005, as reported by First Call, was $0.40 per share on a diluted basis.

As previously announced, total net sales for the fourth quarter were $574.0 million, up 17.8 percent from $487.4 million last year. By division, net sales were $245.9 million for Ann Taylor compared to $220.2 million last year, and $271.3 million for Ann Taylor LOFT compared to $217.2 million last year. Comparable store sales for the fourth quarter increased 6.8 percent compared to a 4.0 percent decrease last year.

ANNTAYLOR

By division, comparable store sales increased 9.8 percent for Ann Taylor compared to a decrease of 10.1 percent last year, and increased 5.5 percent for Ann Taylor LOFT compared to a 3.2 percent increase last year.

Gross margin, as a percentage of net sales, increased to 51.0 percent in the fourth quarter of fiscal 2005, compared to 43.0 percent in the fourth quarter of fiscal 2004. The increase in gross margin as a percentage of net sales was primarily due to higher full-price sales and less promotional sales activity at Ann Taylor.

Selling, general and administrative expenses during the fourth quarter of fiscal 2005 were $249.5 million, or 43.5 percent of net sales, compared to $230.9 million, or 47.4 percent of net sales, for the same period last year. The decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to increased leverage on fixed expenses due to higher comparable store sales, decreases in marketing, home office tenancy, severance and pension costs, partially offset by a one-time charge related to the legal settlement described below.

The Company posted operating income of $43.2 million, or 7.5 percent of net sales in the fourth quarter of fiscal 2005, compared to an operating loss of $21.5 million, or 4.4 percent of net sales in the fourth quarter of last year.

During the fourth fiscal quarter of 2005, the Company opened nine Ann Taylor LOFT stores and two Ann Taylor Factory stores. The total store count at quarter-end was 824, comprised of 357 Ann Taylor stores, 416 Ann Taylor LOFT stores and 51 Ann Taylor Factory stores.

During the fourth quarter, the Company purchased 325,000 shares of its common stock at an approximate cost of $10.7 million. Of the $100 million securities repurchase program authorized by its Board of Directors in August 2005, approximately $71.7 million remains.

Fiscal Year Results

For the fiscal year ended January 28, 2006, the Company reported net income of $81.9 million, or $1.13 per share on a diluted basis (on an average of 72.3 million shares outstanding), compared to net income of $63.3 million, or $0.88 per share on a diluted basis (on an average of 72.9 million shares outstanding), for the same period last year.

The Company’s results for fiscal 2005 and fiscal 2004 include a number of items outlined below that impact their comparability. A discussion of these items follows under the heading “Certain Non-GAAP Financial Information.” Excluding those items, net income for fiscal 2005 would have been $91.3 million, or $1.26 per share on a diluted basis, compared to $70.6 million, or $0.98 per share on a diluted basis last year. The mean estimate for fiscal 2005, as reported by First Call, was $1.23 per share on a diluted basis.

ANNTAYLOR

As previously reported, fiscal year net sales totaled $2.1 billion, up 11.8 percent from $1.9 billion last year. By division, net sales were $873.9 million for Ann Taylor compared to $854.9 million last year and $991.9 million for Ann Taylor LOFT compared to $826.6 million last year. Comparable store sales for the fiscal year increased 0.1 percent compared to a 3.6 percent increase last year. By division, comparable store sales increased 0.6 percent for Ann Taylor compared to a 2.7 percent decrease last year and decreased 0.3 percent for Ann Taylor LOFT compared to a 12.8 percent increase last year.

Gross margin as a percent of net sales for the fiscal year was 50.9 percent, down slightly from 51.1 percent for the same period last year.

Selling, general and administrative expenses during 2005 were $925.0 million, or 44.6 percent of net sales, compared to $842.6 million, or 45.5 percent of net sales for the same period last year. The leveraging of selling, general and administrative expenses was primarily due to lower marketing and severance costs and a decrease in the provision for management bonus, partially offset by the costs associated with the relocation of its corporate headquarters and a one-time charge related to the legal settlement described below.

The Company posted operating income of $131.0 million, or 6.3 percent of net sales, compared to $105.0 million, or 5.6 percent of net sales in fiscal 2004.

Total inventory levels at the end of the fiscal year were down approximately 22 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 18 percent at Ann Taylor and down approximately 23 percent at Ann Taylor LOFT.

Total store square footage increased 14.2 percent to 4.8 million square feet as of January 28, 2006, from 4.2 million square feet as of January 29, 2005. Total square footage by division at the end of fiscal 2005 was 1.9 million square feet for Ann Taylor and 2.5 million square feet for Ann Taylor LOFT.

During the fiscal year, the Company opened nine Ann Taylor stores, 73 Ann Taylor LOFT stores and 15 Ann Taylor Factory stores.

During the fiscal year, the Company repurchased 1.7 million shares of its common stock at an approximate cost of $45.1 million.

ANNTAYLOR

Certain Non-GAAP Financial Information

The Company’s results for fourth quarter 2005, fourth quarter 2004, fiscal year 2005 and fiscal year 2004 include the items outlined below, which impact comparability. See section titled “GAAP Reconciliation” for presentation of the effect of these adjustments on operating income, net income and earnings per share.

•	During the fourth quarter of 2005, the Company recorded a charge in the amount of $6.5 million, or $0.05 per share on a diluted basis, in relation to the settlement, subject to court approval, of two previously disclosed class action lawsuits related to the way the Company classifies certain employees under California overtime law.

•	During the fourth quarter of 2004, the Company recorded charges totaling $12.7 million, or $0.11 per share on a diluted basis, associated with severance, the recording of rent expense with respect to its corporate office space at Times Square Tower in New York City, and additional pension expense.

•	During the second quarter of 2005, the Company recorded charges totaling $9.5 million, or $0.08 per share on a diluted basis, for lease costs relating to the relocation of its corporate offices in New York City.

Fiscal Year 2006 Outlook

The Company expects to see fiscal year 2006 comparable store sales increase in the low single-digit range over 2005, with gross margin improving over last year. Additionally, the Company expects selling, general and administrative expenses to grow by approximately 11 to 12 percent over 2005 levels.

The Company plans to open approximately 10 Ann Taylor stores, 60 LOFT stores and five Ann Taylor Factory Stores, with total square footage growth of approximately 7.3 percent.

Consolidated inventory levels on a per-square-foot basis are expected to be down in the high-teen range over last year at the end of the second quarter and down in the low single-digit range over last year at the end of the fiscal year.

The Company anticipates that capital expenditures for fiscal 2006 will be in the range of $155 to $160 million, including new store construction, store renovation and re-branding, information systems, corporate office and distribution center initiatives.

Based on the above assumptions, the Company is currently comfortable with a range of $1.60 – $1.65 for earnings per diluted share for fiscal 2006. This includes an estimated $0.06 charge to reflect the expensing of stock options. Excluding the impact of stock option expense, earnings per diluted share on an operating basis for fiscal 2006 would be in the range of $1.66 to $1.71. This represents a 32 to 36 percent increase over 2005’s $1.26 in diluted earnings per share on an operating basis.

ANNTAYLOR

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of January 28, 2006.

GAAP Reconciliation:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company provides certain non-GAAP financial information relating to net income and net income per diluted share, each as adjusted for certain charges as discussed above, that the Company believes impact the comparability of its results of operations. Reconciliations of the Company’s non-GAAP financial information to GAAP are set forth in the table below.

The Company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the Company’s operating performance and underlying trends in the Company’s business. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the Company’s financial and operating performance.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, net income and net income per diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

EARNINGS RECONCILIATION

For the Quarters and Twelve Months Ended January 28, 2006 and January 29, 2005

(unaudited)

	Quarters Ended		Twelve Months Ended
	Jan. 28, 2006	Jan 29, 2005	Jan 28, 2006	Jan. 29, 2005
	(in thousands, except per share amounts)
Operating income (loss), as reported	$43,174	$(21,523)	$131,026	$104,958
West 57th Street write-off	—	—	9,532	—
Legal settlement	6,500	—	6,500	—
Times Square Tower rent	—	6,904	—	6,904
Severance	—	3,005	—	3,005
Pension adjustment	—	2,700	—	2,700

Operating income (loss), as adjusted	$49,674	$(8,914)	$147,058	$117,567

Net income (loss), as reported	$27,416	$(12,469)	$81,872	$63,276
West 57th Street write-off	—	—	5,585	—
Legal settlement	3,892	—	3,892	—
Times Square Tower rent	—	4,011	—	4,011
Severance	—	1,746	—	1,746
Pension adjustment	—	1,569	—	1,569

Net income (loss), as adjusted	$31,308	$(5,143)	$91,349	$70,602

Net income (loss) per basic share, as reported	$0.38	$(0.18)	$1.14	$0.91
West 57th Street write-off	—	—	0.08	—
Legal settlement	0.05	—	0.05	—
Times Square Tower rent	—	0.06	—	0.06
Severance	—	0.03	—	0.02
Pension adjustment	—	0.02	—	0.02

Net income (loss) per basic share, as adjusted	$0.43	$(0.07)	$1.27	$1.01

Net income (loss) per diluted share, as reported	$0.38	$(0.18)	$1.13	$0.88
West 57th Street write-off	—	—	0.08	—
Legal settlement	0.05	—	0.05	—
Times Square Tower rent	—	0.06	—	0.06
Severance	—	0.03	—	0.02
Pension adjustment	—	0.02	—	0.02

Net income (loss) per diluted share, as adjusted	$0.43	$(0.07)	$1.26	$0.98

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences

•	competitive influences and decline in the demand for merchandise offered by the Company

•	changes in levels of store traffic or consumer spending habits

•	effectiveness of the Company’s brand awareness and marketing programs

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries

•	general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores

•	lack of sufficient consumer interest in the Company’s Online Stores

•	a significant change in the regulatory environment applicable to the Company’s business

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors

•	acts of war or terrorism in the United States or worldwide

•	work stoppages, slowdowns or strikes

•	the inability of the Company to hire, retain and train key personnel

Further description of these risks and uncertainties and other important factors are set forth in the Company’s filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

-  -  -  Tables Follow  -  -  -

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Twelve Months Ended January 28, 2006 and January 29, 2005

(unaudited)

	Quarters Ended		Twelve Months Ended
	Jan. 28, 2006	Jan 29, 2005	Jan 28, 2006	Jan. 29, 2005
	(in thousands, except per share amounts)
Net sales	$574,040	$487,338	$2,073,146	$1,853,583
Cost of sales	281,318	277,994	1,017,122	906,035

Gross margin	292,722	209,344	1,056,024	947,548
Selling, general and administrative expenses	249,548	230,867	924,998	842,590

Operating (loss) income	43,174	(21,523)	131,026	104,958
Interest income	3,226	1,451	9,318	5,037
Interest expense	655	428	2,083	3,641

Income before income taxes	45,745	(20,500)	138,261	106,354
Income tax provision	18,329	(8,031)	56,389	43,078

Net (loss) income	$27,416	$(12,469)	$81,872	$63,276

Basic earnings per share of common stock	$0.38	$(0.18)	$1.14	$0.91

Weighted average shares outstanding (000)	71,662	69,735	71,554	69,607

Diluted earnings per share of common stock	$0.38	$(0.18)	$1.13	$0.88

Weighted average shares outstanding, assuming dilution (000)	72,809	70,695	72,270	72,933

Number of stores open at beginning of period	820	727	738	648
Number of stores opened during period	11	14	97	95
Number of stores expanded during period*	4	4	12	6
Number of stores closed during period	7	3	11	5

Number of stores open at end of period	824	738	824	738

Total store square footage at end of period	4,801,000	4,202,000

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

January 28, 2006 and January 29, 2005

(unaudited)

	January 28, 2006	January 29, 2005
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$380,654	$62,412
Short-term investments	—	192,400
Accounts receivable	17,091	12,573
Merchandise inventories	204,503	229,218
Prepaid expenses and other current assets	73,964	90,711

Total current assets	676,212	587,314
Property and equipment, net	512,765	434,328
Goodwill	286,579	286,579
Deferred financing costs, net	1,017	1,382
Other assets	16,333	17,735

Total assets	$1,492,906	$1,327,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$97,398	$88,340
Accrued salaries and bonus	8,633	21,617
Accrued tenancy	44,036	32,264
Gift certificates and merchandise credits redeemable	45,916	38,892
Accrued expenses	61,603	62,633

Total current liabilities	257,586	243,746

Deferred lease costs	198,714	147,984
Other liabilities	2,124	8,864

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $.0068 par value; 120,000,000 shares authorized; 81,998,648 and 80,085,690 shares issued, respectively	558	545
Additional paid-in capital	723,230	669,128
Retained earnings	527,325	445,410
Deferred compensation on restricted stock	(12,006)	(11,746)

	1,239,107	1,103,337

Treasury stock, 9,507,361 and 9,453,242 shares respectively, at cost	(204,625)	(176,593)

Total stockholders’ equity	1,034,482	926,744

Total liabilities and stockholders’ equity	$1,492,906	$1,327,338